Exhibit 23


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report included in the Form 11-K for the Westar Security Services, Inc. 401(k) Profit Sharing Plan, into the Western Resources, Inc. previously filed Registration Statements File Nos. 33-49467, 33-49553, 333-02023, 33-50069,
33-62375, and 333-26115 of Western Resources, Inc. on Form S-3; Nos. 333-18097 and 333-02711 of Western Resources, Inc. on Form S-4; Nos. 33-57435, 333-13229, 333-06887, 333-20393, and 333-20413 of Western Resources, Inc. on Form S-8.





Arthur Andersen LLP

Kansas City, Missouri,
June 20, 1997